                      SENIOR SUBORDINATED NOTE, 1998 SERIES

                   AND COMMON STOCK WARRANT PURCHASE AGREEMENT

                                     between

                             CREDITRUST CORPORATION

                                       and

                       THE PURCHASERS LISTED ON EXHIBIT A

                            Dated as of April 2, 1998


                                               TABLE OF CONTENTS

                                                                                                        Page
SECTION 1.   SALE AND PURCHASE OF THE UNITS..............................................................1

SECTION 2.   THE CLOSING.................................................................................2

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................2
     3.1     Corporate Existence, Power and Authority....................................................2
     3.2     Capitalization..............................................................................3
     3.3     Subsidiary..................................................................................3
     3.4     No Defaults or Conflicts....................................................................3
     3.5     Authorization of Securities.................................................................4
     3.6     Securities Exemptions.......................................................................4
     3.7.    Disclosure Materials; Other Information.....................................................5
     3.8     Certain Events..............................................................................5
     3.9     Contracts, Agreements.......................................................................6
     3.10    Title to Properties; Leasehold Interests....................................................6
     3.11    Litigation..................................................................................7
     3.12    Licenses, Permits and Approvals.............................................................7
     3.13    Taxes 7

     3.14    Employees; ERISA............................................................................8
     3.15.   Disaster....................................................................................8
     3.16    Books and Records...........................................................................9
     3.17    Material Changes............................................................................9
     3.18    Registration Rights.........................................................................9
     3.19    Indebtedness................................................................................9
     3.20    Insurance...................................................................................9
     3.21    Brokers....................................................................................10
     3.22    Proprietary Rights.........................................................................10
     3.23    Related Party Transactions.................................................................11

SECTION 3A.  Representations of Joseph K. Rensin........................................................11
     3A.1    Authorization; Non-Contravention...........................................................11

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF

                     THE PURCHASERS.....................................................................11
     4.1     Purchaser Authority; Accredited Investor Status............................................11
     4.2     Reliance on Representations and Warranties by the Company and the Agent....................13



SECTION 5.   COVENANTS OF THE COMPANY...................................................................13
     5.1     Use of Proceeds............................................................................13
     5.2     Financial Information......................................................................13
     5.3     Notice of Events of Default and Certain Other Events; Litigation; Provision for
               Unitholders..............................................................................14

     5.4     Access to Information......................................................................15
     5.5     Maintenance of Existence; Properties and Franchises; Compliance with Law; Taxes; Insurance.15
     5.6     Restrictive Agreements Prohibited..........................................................16
     5.7     Transactions with Affiliates...............................................................16
     5.8     Reservation of Shares......................................................................16
     5.9     Private Placement Status...................................................................17
     5.10    Regulation D Filing........................................................................17
     5.11    Access to Information and Documents........................................................17
     5.12    Further Assurances.........................................................................17
     5.13    Fees  .....................................................................................17
     5.14    Board Representation.......................................................................18
     5.16    Life Insurance.............................................................................18

SECTION 6.   CONDITIONS TO PURCHASERS' OBLIGATIONS......................................................18
     6.1     Delivery of Note...........................................................................18
     6.2     Certificates for Warrants..................................................................19
     6.3     Accuracy of Representations and Warranties.................................................19
     6.4     Compliance with Agreements.................................................................19
     6.5     Officers' Certificates.....................................................................19
     6.6     Proceedings................................................................................19
     6.7     Legality; Governmental and Other Authorization.............................................19
     6.8     Time of Purchase...........................................................................20
     6.9     No Change in Law, etc......................................................................20
     6.10    Opinion of Counsel.........................................................................20
     6.11    Other Documents and Opinions...............................................................20

SECTION 7.   CONDITIONS TO COMPANY'S OBLIGATIONS........................................................20
     7.1     Payment....................................................................................20
     7.2     Representations and Warranties Correct.....................................................21

SECTION 8.   BROKERS....................................................................................21

SECTION 9.   BREACH OF REPRESENTATIONS, WARRANTIES
             AND COVENANTS..............................................................................21

SECTION 10.  SPECIFIC PERFORMANCE.......................................................................22



SECTION 11.  EXPENSES...................................................................................22

SECTION 12.  AMENDMENTS AND WAIVERS.....................................................................22

SECTION 13.  EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED
                     SHARES; REPLACEMENT................................................................23

SECTION 14.  NOTICES....................................................................................23

SECTION 15.  MISCELLANEOUS..............................................................................24




EXHIBIT A        PURCHASER'S SIGNATURE PAGE
EXHIBIT B        FORM OF SENIOR SUBORDINATED NOTE, 1998 SERIES
EXHIBIT C        FORM OF COMMON STOCK WARRANT
EXHIBIT D        REGISTRATION RIGHTS AGREEMENT


Schedule 3.2(a)  Registered Owners of the Company's Capital Stock
Schedule 3.8     Certain Events
Schedule 3.9     Material Contracts
Schedule 3.10    Real Property:  Title to Properties
Schedule 3.14    Employee Benefits
Schedule 3.17    Material Changes
Schedule 3.19    Indebtedness
Schedule 3.20    Insurance
Schedule 3.22    Proprietary Rights
Schedule 3.23    Related Party Transactions



                    SENIOR SUBORDINATED NOTE, SERIES 1998 AND
                     COMMON STOCK WARRANT PURCHASE AGREEMENT

         SENIOR SECURED NOTE, SERIES 1998 AND COMMON STOCK WARRANT PURCHASE AGREEMENT (the "Agreement") dated as of April 2, 1998 by and between Creditrust Corporation, a Maryland corporation (the "Company"), and those persons and entities listed on Exhibit A hereto (collectively, the "Purchasers" and each, individually, a "Purchaser").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to sell to the Purchasers and the Purchasers desire to purchase from the Company $5,000,000 in units (the "Units"), each Unit consisting of $100,000 principal amount of the Company's Senior Subordinated Notes, Series 1998 (the "Notes") and warrants to purchase 9,000 shares of Common Stock of the Company at the exercise prices or prices set forth therein (the "Warrants"), upon the terms and provisions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  SALE AND PURCHASE OF THE UNITS

         (a) Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, the Company agrees to sell to the Purchasers, and each Purchaser agrees to purchase from the Company on the Closing Date specified in Section 2 hereof, the number of Units set forth opposite the Purchaser's name on Exhibit A hereto at a price of $100,000 per Unit for a maximum aggregate purchase price of Five Million Dollars and No Cents ($5,000,000). The sales of the Units to the Purchasers as aforesaid are several and separate sales and none of the Purchasers shall be responsible for, or obligated with respect to, any act or default by any other Purchaser. The terms of the securities comprising the Units are as more fully set forth in the Form of Senior Subordinated Note attached hereto as Exhibit B and the Form of Warrant attached hereto as Exhibit C.

         (b) The aggregate purchase price to be paid to the Company by each Purchaser for the Units to be purchased by such Purchaser pursuant to this Agreement shall be the amount set forth opposite that Purchaser's name on Exhibit A hereto. No further payment shall be required from the Purchaser for the Units.

SECTION 2.    THE CLOSING

         Subject to the terms and conditions hereof, the initial closing hereunder with respect to the purchase and sale of the Units shall take place at the offices of counsel to the Company, Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201 at 10:00 a.m. Baltimore time, on April 2, 1998, or such other location, time and date as the parties hereto shall mutually agree upon (the "Initial Closing"). The Company and Ferris, Baker Watts, Incorporated and Boenning & Scattergood, Inc. (individually or collectively, the "Agent") may, in one or more additional closings under this Agreement (the "Additional Closings," each of the Additional Closings and the Initial Closing being sometimes referred to herein individually as a "Closing" and collectively as the "Closings" and the date of each such Closing shall be referred to herein as the "Closing Date") sell additional Units (up to a total of 50 Units at the Initial and Additional Closings) at a purchase price of not less than $100,000 per Unit, so long as Units sold at any Additional Closing are sold on the same terms and conditions as the Units sold at the Initial Closing. Any Additional Closings shall be held at such time and place as the Company and the Agent shall mutually agree upon.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of the Purchasers as follows as of the date hereof and as of the Closing as follows:

         3.1 Corporate Existence, Power and Authority

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any material property or in which the conduct of its business requires it to so qualify or be so licensed, except where the failure to so qualify or be licensed would not have a material adverse effect on the Company. The Company has all requisite corporate power, authority and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as it is now being conducted and as it is proposed to be conducted except where the failure to have such requisite power, authority and legal right would not have a material adverse effect on the Company.

         (b) The Company has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement, to sell the securities constituting the Units (collectively, the "Transaction Documents"), and to carry out and perform its obligations under the terms thereof. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.2      Capitalization

         (a) As of the date hereof, the authorized capital stock of the Company consists of 5,000,000 shares of preferred stock and 20,000,000 shares of common stock (the "Common Stock"), of which 6,000,000 shares are issued and outstanding. As of the Initial Closing, all outstanding shares of Common Stock will have been duly authorized and validly issued, will be fully paid and non-assessable, and will have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. At the Closing Date, there will be reserved for issuance 450,000 shares of Common Stock which may be issued upon exercise of the Warrants and 800,000 shares of Common Stock issuable upon the exercise of employee stock options. Joseph K. Rensin is the record and beneficial holder of all of the issued and outstanding Common Stock. Except for the Warrants, there are no outstanding rights, options, calls, warrants, conversion rights, anti-dilution protections or other adjustment provisions, agreements or preemptive rights to purchase or otherwise acquire shares of capital stock of the Company and/or obligations of the Company to grant, extend or enter into any such right, option, call, warrant, conversion right or agreement. There is no agreement, restriction or encumbrance (including, without limitation, any right of first refusal, right of first offer or voting trust agreement) with respect to the sale or voting of any shares of the Company's capital stock (whether outstanding or issuable upon conversion or exercise of outstanding securities).

         3.3      Subsidiary

         Except for Creditrust Mortgage Corporation, which is an inactive subsidiary, the Company (i) does not control or own, directly or indirectly, any shares or proprietary interest in any corporation or business entity, or (ii) is not under common control with, or controlled by, any other corporation or other business entity.

         3.4      No Defaults or Conflicts

         (a) The Company is not in violation or default under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound, which violation or default would have a material adverse effect on the Company. The Company is not in violation of or default under any law, rule, regulation, order, writ, injunction, judgment, decree, award or other action of any court or governmental authority or arbitrator(s), including, without limitation, the federal Fair Debt Collection Practices Act, which violation or default would have a material adverse effect on the Company. The Company is not restricted from carrying out its business anywhere in the continental United States by any agreement or administrative or judicial order, decree or process in any action or proceeding in which the Company or any of its predecessors is a party. The Company is not in violation of its Charter or By-Laws.

         (b) The execution, delivery and performance by the Company of the Transaction Documents and any of the transactions contemplated hereby or thereby does not and will not (i) violate or conflict with any provision of (A) the Charter or By-Laws of the Company, or (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, or any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or any agreement, indenture or other instrument applicable to any of the properties or assets of the Company, (ii) result in the creation of any lien, charge, security interest or encumbrance upon any of the Company's properties, assets or revenues, or (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any person or entity (whether or not a governmental authority and including, without limitation, any shareholder approval) except for required securities law filings, and board of director and stockholder approvals and certain consents which approvals, consents and waivers have been obtained.

         3.5      Authorization of Securities

         (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of the securities constituting the Units and the performance by the Company of its obligations under the Transaction Documents has been taken or will be taken prior to the Initial Closing. The Company has or will have prior to the Initial Closing duly reserved an aggregate of not less than 450,000 shares of Common Stock for issuance upon exercise of the Warrants included in the Initial Closing.

         (b) The Notes and Warrants constituting the Units have been duly authorized by all necessary corporate action on behalf of the Company and are valid and binding obligations of the Company enforceable in accordance with their terms. The Company has duly reserved for issuance upon exercise of the Warrants 450,000 shares of Common Stock. The issuance of the Warrants and the issuance of the Common Stock upon exercise thereof is not subject to preemptive or other similar rights to subscribe for the shares of Common Stock. Upon exercise of the Warrants in accordance with their terms, the Common Stock deliverable pursuant thereto will be validly issued, fully paid, and non-assessable. The issuance and delivery of shares of Common Stock initially to be issued pursuant to the exercise of the Warrant will have been duly authorized by all requisite corporate action on the part of the Company, and, when so issued, such shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any preemptive or other preferential rights or similar statutory or contractual rights of others arising pursuant to any statute, rule or regulation or agreement or instrument to which the Company is a party or otherwise.

         3.6      Securities Exemptions

         Assuming the accuracy of the representations and warranties of the Purchasers, the Units will be issued in transactions exempt from registration under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and will not require registration or qualification or filings under the Securities Act, the Trust Indenture Act of 1939, as amended, or any state securities or "Blue Sky" law or any regulation thereunder, except for such registration or qualification or filings under any such state securities or "Blue Sky" laws or regulations thereunder which shall have been obtained or made on or prior to the Initial Closing or which the Company shall obtain or make within the requisite time period following each Closing.

         3.7.     Disclosure Materials; Other Information

         (a) The Company has previously furnished the Memorandum to the Purchasers. The financial statements included in the Memorandum present fairly the consolidated financial position of the Company and its subsidiary as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

         (b) Except as otherwise described in the Memorandum, since December 31, 1997 (i) the business of the Company has been conducted in the ordinary course, and (ii) there has been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. As of each Closing and as of the date hereof, there are no liabilities of the Company which would be required to be provided for in a balance sheet of the Company as of either such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities provided for in the financial statements referred to in Section 3.7(a) above and other than liabilities incurred in the ordinary course of business consistent with prior operations.

         (c) The Company is not aware of any liabilities, contingent or otherwise, of the Company that would be required to be provided for in a balance sheet of the Company as of either such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities provided for in the financial statements (including the footnotes thereto) referred to in Section 3.7(a) above or otherwise disclosed in the Memorandum, except for liabilities incurred in the ordinary course of business consistent with prior operations.

         (d) The Memorandum, including the financial statements contained therein, does not contain, and will not contain as of any Closing Date, any untrue statement of a material fact and does not omit nor will it omit to state, as the case may be, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.8      Certain Events

         Except as disclosed in Schedule 3.8 hereto or the Memorandum, since December 31, 1997, to the best of the Company's knowledge, there has been no material adverse legislative or regulatory change relating to the Company's business. Since that date and except as disclosed in Schedule 3.8, the Company has not: (a) borrowed any funds or incurred or become subject to any obligations or liabilities (absolute or contingent), except as incurred in the ordinary course of business (in amounts consistent with prior operations); (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the financial statements contained in the Memorandum or in the ordinary course of business (in amounts consistent with prior operations); (c) declared or paid any dividends or distributions to its shareholders of any kind whatsoever; (d) entered into any agreements or arrangements granting any preferential rights to purchase any of the assets, properties or rights of the Company, or requiring the consent of any party to a transfer or assignment of such assets, properties or rights, or providing for the merger or consolidation of the Company into or with another corporation or other business entity; (e) except in the ordinary course of business consistent with prior operations, made or permitted any amendment or termination of any material contract, agreement or license to which it is a party; (f) changed any accounting methods or practice, including, without limitation, any change in depreciation or amortization policies or rates; (g) made any loan to any person or entity, including, without limitation, to any officer or director of the Company or any employee of the Company in an amount exceeding $25,000 per employee or $100,000 in the aggregate, or increased the compensation or benefits payable, or to become payable, to any of the officers, directors or employees of the Company, including, without limitation, in respect of any bonus payment or deferred compensation; (h) entered into any material transaction other than in the ordinary course of business; or (i) entered into an agreement to do any of the foregoing described in clauses (a) through (h) above.

         3.9      Contracts, Agreements

         Except as disclosed in Schedule 3.9 hereto, the Company is not a party to any material written or oral (a) contract for employment which may not be terminated by the Company, as the case may be, on not more than ninety (90) days' notice without liability to the Company; (b) pension or profit-sharing plans, retirement plans, bonus plans, stock purchase or stock option plans or any similar plans, formal or informal, whether covering one or more directors, officers or present or former employees; (c) contracts involving payment by or to the Company of more than $100,000 in the aggregate or in any one year or the performance of which may extend more than ninety (90) days from the date hereof; or (d) other contracts, agreements or understandings material to the Company. All such material contracts, agreements and understandings are in full force and effect, and the Company or any other party thereto has not received any notice of default or is in default, and no condition now exists which, with notice or the lapse of time or both, would render the Company or, to the knowledge of the Company, any other party, in default under any material contracts, understandings or agreements to which the Company is or may be a party. Except as disclosed in Schedule 3.9 hereto, there are no disputes or proceedings relating to any such material contract, understanding or agreement and the Company has not received any notice or indication that any party to any such material contract, understanding or agreement intends to cancel or terminate such contract, understanding or agreement or intends to exercise or not exercise any options under such material contract, understanding or agreement.

         3.10     Title to Properties; Leasehold Interests

         The Company has good and marketable title to each of the properties and assets owned by it. The Company does not own any real property. Certain real property used by the

Company in the conduct of its business is held under lease, and the Company is not aware of any pending or threatened claim or action by any lessor of any such property to terminate or materially alter any such lease. Except as set forth on
Schedule 3.10, none of the properties owned or leased by the Company is subject to any security interest, mortgage, lien, encumbrance or charge which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company. Each lease or agreement to which the Company is a party and pursuant to which the Company holds properties and assets is a valid and subsisting agreement without any material default of the Company thereunder and, to the best of the Company's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or, to the best of the Company's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a material adverse effect on the Company. The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge, no claim adverse to its rights in such leasehold interests has been asserted against it.

         3.11     Litigation

         Except as disclosed in the Memorandum, there is no action, suit, proceeding, investigation or claim pending against the Company or, to the knowledge of the Company, threatened against the Company in law, equity or otherwise before any federal, state, municipal or local court, administrative agency, commission, board, bureau, instrumentality or arbitrator which (i) questions the validity of any of the Transaction Documents or any action taken or to be taken pursuant hereto or thereto, (ii) might reasonably be expected to materially and adversely affect the right, title or interest of any Purchaser to the Units, or (iii) might reasonably be expected to result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         3.12     Licenses, Permits and Approvals

         The Company owns or possesses and holds free from restrictions or conflicts with the rights of others all franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise), and all rights and privileges with respect to the foregoing, as are necessary for the conduct of its business as it is now being conducted, and as proposed to be conducted, except where the failure to own or possess and hold such franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise) would not have a material adverse effect upon the Company. The Company is not in default in any material respects under any of such franchises, licenses, permits, consents, approvals or other authority.

         3.13     Taxes

         Except as disclosed in the Memorandum, (a) the Company has filed all federal, state, local and other tax returns and reports, and any other material returns and reports with any governmental authorities (federal, state or local), required to be filed by it,
(b) the Company has paid or caused to be paid all taxes (including interest and penalties) that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with generally accepted accounting principles consistently applied, and (c) the Company does not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with generally accepted accounting principles consistently applied. Federal and state income tax returns for the Company have not been audited by the Internal Revenue Service or state authorities. No deficiency assessment with respect to, or proposed adjustment of, the Company's federal, state, local or other tax returns is pending or, to the best of the Company's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of the Company. There are no applicable taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement, except for governmental fees paid in connection with state and federal securities law filings.

         3.14     Employees; ERISA

         The Company has no knowledge of any pending or threatened work stoppage, or union organizing effort involving the employees of the Company. The Company has no knowledge as to any intention of any key employee or any group of employees to leave the employ of the Company. Other than as disclosed in
Schedule 3.14 hereto or in the Memorandum, the Company has not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any "multiemployer plan." Any such plans have been established and, to the knowledge of the Company, are being operated in compliance with applicable laws, and there exist no unfunded obligations of the Company with respect to any such plan, except as could not reasonably be expected to have a material adverse effect on the Company. The Company has complied with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with ERISA except to the extent that noncompliance would not reasonably be expected to have a material adverse effect on the Company. There are no pending, and the Company is not aware of any threatened, claims against the Company with respect to the foregoing.

         3.15.    Disaster

         Neither the business nor the properties of the Company are currently affected (or has been affected at any time since December 31, 1997) by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), of a kind which (individually or in the aggregate) has materially adversely affected, or could reasonably be expected to materially adversely affect, the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         3.16     Books and Records

         The books and records of the Company, including, without limitation, all stock ledgers and minute books containing minutes of Board of Directors and stockholders meetings and the Company's financial books of account, are complete and correct in all material respects. No action has been taken which requires the approval of the Board of Directors or the stockholders of the Company which has not been so approved and is not accurately reflected in the Company's minute books.

         3.17     Material Changes

         Since the date of the Memorandum, there has been no material change in the information set forth therein, except to the extent expressly described in this Agreement or as disclosed in the Exhibits and the Schedules hereto, and there have been no changes in the employment of executive personnel or in the condition (financial or otherwise), operations or prospects of the Company, except changes occurring in the ordinary course of business consistent with prior operations which have not had (and are not reasonably anticipated to have) a material adverse effect on the Company.

         3.18     Registration Rights

         No person, other than the holders of the Warrant has the right to cause the Company to effect the registration under the Securities Act of any shares of capital stock or any other securities (including debt securities) of the Company.

         3.19     Indebtedness

         Schedule 3.19 hereto sets forth (i) the amount of all indebtedness of the Company outstanding as of the Closing (excluding indebtedness in individual amounts of less than $10,000 or $25,000 in the aggregate, but including debts owed to participants as shown on the Company's balance sheet), (ii) any lien, charge, security interest or encumbrance with respect to such indebtedness and
(iii) a brief description of each instrument or agreement governing such indebtedness. No default exists with respect to or under any such indebtedness or any instrument or agreement relating thereto which default would reasonably be expected to have a material adverse effect on the Company.

         3.20     Insurance

         The Company holds valid policies with reputable insurers covering insurance in the amounts and type that the Company reasonably believes is appropriate and customary for entities in the same or similar businesses to that of the Company or that are otherwise required to be maintained by it and with such deductibles or coinsurance as is customary, and such policies are in full force and effect. Schedule 3.20 lists all insurance policies presently in effect for which the Company is a named beneficiary. The Company has timely filed claims with its insurers with respect to all material matters and occurrences for which it believes it has coverage.

         3.21     Brokers

         Except for the Agent, the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

         3.22     Intellectual Property Rights

         The Company owns or possesses, or has adequate and enforceable licenses or other rights to use all intellectual property rights necessary for the operation of its business (as now conducted and as proposed to be conducted), including, without limitation, all computer software in use by the Company, without any known conflict with or infringement of the rights of others.
Schedule 3.22 attached hereto contains an accurate and complete list of all intellectual property rights which the Company owns or is licensed or authorized to use by others. Except as set forth on such Schedule 3.22, (i) with respect to intellectual property rights which the Company owns, no other person has been granted by the Company any rights, or has any interest, in such intellectual property rights and (ii) to the knowledge of the Company, with respect to any intellectual property rights which have been assigned to the Company, the assigning party is fully authorized to assign such rights to the Company without thereby creating an obligation of the Company to any person. To the knowledge of the Company, all intellectual property rights held by the Company under licenses have been duly licensed to the Company, and, except as set forth in such
Schedule 3.22, the Company has rights to the intellectual property it owns and to any existing licenses for intellectual property rights free and clear of any liens or other encumbrances. No claim has been asserted or, to the knowledge of the Company, threatened, by any Person regarding the use or licensing of any of the Company's intellectual property rights by the Company or challenging or questioning the validity, enforceability or effectiveness of any licenses or agreements (including, without limitation, assignments) relating to intellectual property rights or asserting any rights in such proprietary rights. To the knowledge of the Company, the use of its intellectual property rights by the Company does not violate or infringe, and has not in the past violated or infringed, the proprietary rights of any person. No claims have been asserted by the Company against any other person claiming infringement of the Company's intellectual property rights. The Company has not granted any licenses to the Company's intellectual property rights which remain in effect, and is not aware of any third parties who are infringing or violating any of such intellectual property rights. Neither the Company nor, to the knowledge of the Company, any other person is in default under any license or other agreement relating to the Company's intellectual property rights (including without limitation, assignments), and all such licenses and agreements are, to the knowledge of the Company, valid, enforceable and in full force and effect.

         3.23     Related Party Transactions

         (a)No holder of the Company's Common Stock (an "Existing Investor"), employee, officer or director of the Company, no affiliate of any Existing Investor, employee, officer or director of the Company, and no member of the immediate family of any Existing Investor, employee, officer or director of the Company (any of the foregoing, a "Related Party") is indebted to the Company, except as set forth in Schedule 3.23 hereto.,

         (b)No Related Party is interested, directly or indirectly, in any contract with the Company except by reason of their ownership interest in the Company and/or their membership on the Company's Board of Directors.

         (c)No Existing Investor or party to this Agreement is presently, directly or indirectly through such party's affiliation with any other person, a party to any transaction with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person pursuant to an agreement that is material.

SECTION 3A.    REPRESENTATIONS OF JOSEPH K. RENSIN

               Joseph K. Rensin severally represents as follows:

         3A.1  Authorization; Non-Contravention.

         This Agreement and the Rensin Guaranty are valid and binding obligations of Rensin, enforceable in accordance with their respective terms; the execution and delivery of this Agreement and the Rensin Guaranty and the performance of the respective obligations of Rensin thereunder, does not conflict with or violate any provision of any agreement, law, regulation, judgment or order binding on Rensin.

SECTION 4       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby severally represents and warrants to the Company as follows as of the date hereof and as of the Closing:

         4.1      Purchaser Authority; Accredited Investor Status

         (a) The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all required corporate, partnership or other actions on the part of the Purchaser. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

         (b) The Purchaser hereby represents to the Company that it has substantial knowledge, skill and experience in making investment decisions of this type, it is capable of evaluating the risk of its investment in the Units being purchased by it and is able to bear the economic risk of such investment, including the risk of losing the entire investment, that (except as the Purchaser has otherwise advised the Company and the Purchaser's counsel in writing) it is purchasing the Units to be purchased by it for its own account, and that the Units are being purchased by it for investment and not with a present view to any distribution thereof in violation of applicable securities laws. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Units, it is understood that it may do so only in compliance with the Securities Act, applicable state securities laws and this Agreement. The Purchaser represents that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act and that its investment in the Units does not represent more than 5% of such Purchaser's net worth. For purposes hereof, "net worth" means total assets in excess of total liabilities, exclusive of home, home furnishings and automobiles.

         (c) The Purchaser has received (i) audited financial statements for the twelve month period ending December 31, 1997 and (ii) the Memorandum, and has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management.

         (d) The Purchaser understands that (i) the Units have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) and/or Rule 506 promulgated under the Securities Act, (ii) the Units must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and any applicable state securities laws or is exempt from such registration or registrations (and evidence satisfactory to the Company is provided by such Purchaser of the availability of such exemptions, including the delivery, upon request, to the Company of an opinion of counsel to such Purchaser, which opinion and counsel are satisfactory to the Company), and (iii) the Units will bear a legend to such effect.

         (e) The Purchaser represents that at no time was the Purchaser presented with or solicited by or through any leaflet, public promotional meeting, advertisement or any other form of general or public advertising or solicitation. In addition, the Purchaser acknowledges that there has never been any representation, guaranty or warranty made by the Company or any agent or representative of the Company as to the amount of or type of consideration or profit, if any, to be realized as a result of any investment by the Purchaser in the Units or the Common Stock issuable on conversion thereof.

         (f) In the case of a Purchaser that is a natural person, the Purchaser has discussed with his legal, tax and financial advisors the suitability of an investment in the Company for his particular tax and financial situation. All information which he has provided to the Company concerning him and his financial position is correct and complete as of the date of this Agreement, and if there should be any material change in such information prior to the Closing Date, the Purchaser agrees immediately to provide such information to the Company and the Agent.

         4.2 Reliance on Representations and Warranties by the Company and the Agent

         Each Purchaser hereby acknowledges that the Company and the Agent are relying on the foregoing representations and warranties in connection with the sale to such Purchaser of the Units, and thereby agrees to indemnify and hold harmless the Company and the Agent and their respective officers, directors, control persons, agents, partners and affiliates harmless from and against any and all liabilities, losses, claims, costs, damages, judgments, settlements and expenses (including reasonable attorneys' fees and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) suffered or incurred by any of them as a result of the breach of any of such representation and warranty. In no event, however, shall the liability of any Purchaser for indemnification under this Section 4.2 exceed the purchase price paid by the Purchaser to the Company in connection with such Purchaser's purchase of the Units.

SECTION 5. COVENANTS OF THE COMPANY

         The Company covenants and agrees, so long as 25% or more in principal amount of the Notes have not been redeemed or repurchased by the Company, unless some other period is expressly provided in any subsections of this Section 5, in which case such specific period will govern, as follows:

         5.1      Use of Proceeds

         The Company will use the proceeds from the sale of the Units as described in the Memorandum.

         5.2      Financial Information

         The Company will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied. The Company will deliver the following to each Purchaser thereof:

         (i) as soon as practicable but in any event within 90 days after the close of each fiscal year of the Company, (A) a balance sheet of the Company as of the end of such fiscal year and (B) statements of operations and cash flows of the Company for such fiscal year, in each case setting forth in comparative form the corresponding financial information for the immediately preceding fiscal year, all such balance sheets and statements to be audited by an independent public accounting firm of recognized standing selected by the Company. All financial statements provided under this Section 5.2(i) shall be prepared in accordance with GAAP, consistently applied, and shall be certified as to accuracy and completeness by the Vice President - Finance or the President of the Company.

         (ii) as soon as reasonably practicable, and in any event within 45 days after the close of each of the Company's fiscal quarters, (A) an unaudited balance sheet of the Company as of the end of such fiscal quarter and (B) unaudited statements of operations and cash flows of the Company for the three months then ended, in each case in reasonable detail, certified as to accuracy and completeness by the Vice President Finance or the President and Chief Executive Officer of the Company and setting forth in comparative form the corresponding amounts for the comparable period one year prior thereto (subject to normal year-end adjustments); and

         (iii) as soon as reasonably practicable, such other information as may reasonably be requested by a holder of Units (unless reasonably objected to by the Company), regarding the assets, properties, liabilities, business, affairs, results of operations or conditions (financial or otherwise) of the Company. As a condition to receiving such information from the Company, each holder (other than any parties that are (i) agencies, instrumentalities or entities affiliated with any state government or (ii) a government sponsored retirement system) of Units requesting such information shall, if requested by the Company, execute an appropriate confidentiality agreement.

         The obligation of the Company to furnish such financial information shall terminate when the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

         5.3 Notice of Events of Default and Certain Other Events; Litigation; Provision for Unitholders

         (a) Promptly, but in any event within thirty (30) days after notice thereof is received by the Company , the Company will deliver to each holder of Units any notice of (i) a default by the Company in the observance or performance of any material contract or agreement to which the Company is a party, including, without limitation, any Transaction Document, and (ii) the commencement of any investigation, action or proceeding at law or in equity or before any federal or state court or governmental agency to which the Company is a party an adverse result of which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Company.

         (b) The Company will use reasonable efforts to notify each holder of Units that it has become aware of the existence of a default not otherwise covered by Section 5.3(a) within 30 days of it becoming so aware.

         (c) Subject to execution of confidentiality agreements in form and content satisfactory to the Company's counsel, at least 24 hours prior to the filing of a registration statement providing for an initial public offering (which shall provide that the Notes shall be paid at the closing of the offering in accordance with their terms) or the execution by the Company of an agreement (which shall provide that the Notes shall be paid upon the Change-in-Control in accordance with their terms) that the Warrants are exercisable for substantially the same form and amount of consideration upon the change-of-control as provided for in the Warrant) the consummation of which would result in a Change-in-Control the Company shall provide notice thereof to all of the holders of the Units.

         (d) At least 24 hours prior to the consummation of a Change-In-Control pursuant to an agreement to which the Company is a party or within 24 hours after the Company becomes aware that any other change of control has occurred, the Company shall provide notice thereof to all of the holders of the Units.

         5.4      Access to Information

         At the request of holders of 25% or more of the outstanding Units, the Company will permit such Purchasers and any authorized representative of such Purchasers, subject to (if requested by the Company) execution by such Purchasers of a reasonable confidentiality agreement, full and complete access at the Company during normal business hours and in a manner that will not unreasonably interfere with the conduct of the Company's business, to the properties and books and records of the Company. The Purchasers requesting such access shall bear all costs and expenses they or their representatives incur in connection with such request and such access.

         5.5 Maintenance of Existence; Properties and Franchises; Compliance with Law; Taxes; Insurance

         The Company will:

         (a) maintain its corporate existence, rights and other franchises in full force and effect; provided, that the Company may terminate or permit the termination or abandonment of rights or other franchises, if in the opinion of the Company it is no longer in the Company's best interests to maintain such rights or other franchises and such termination or abandonment will not be prejudicial in any material respect to the holders of the Units;

         (b) maintain its tangible assets in good repair, working order and condition, ordinary wear and tear excepted, so far as necessary to the proper carrying on of its business;

         (c) comply with each provision of all leases to which it occupies real or personal property if the breach of such provision would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or operations of the Company;

         (d) comply with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, the violation of which would reasonably be expected to have a material adverse effect on the Company, provided, that such compliance shall not be necessary so long as the applicability or validity of any such law, order, rule, ruling, certificate, license, regulation, demand, judgment, writ, injunction or decree shall be contested in good faith by appropriate proceedings;

         (e) pay when due all taxes, fees, assessments and other government charges imposed upon its properties, assets or income and all claims or indebtedness (including, without limitation, materialmen's, vendor's, workmen's and like claims) prior to such claims becoming a lien upon such properties or assets; provided, that payment of any such tax, fee, assessment, charge, claim or indebtedness shall not be necessary so long as (i) the applicability or validity thereof shall be contested in good faith by appropriate proceedings and a reserve, if appropriate, shall have been established with respect thereto and
(ii) failure to make such payment will not have a material adverse effect on the business or financial condition of the Company; and

         (f) keep adequately insured all of its respective properties of a character customarily insured by entities in the same or similar business as that of the Company, against loss or damage of the kinds and in amounts customarily insured against by such entities and with such deductibles or coinsurance as is customary.

         5.6      Restrictive Agreements Prohibited

         Except for senior indebtedness (as defined in the Notes) incurred in accordance with the terms of the Notes and actions taken with respect to such senior indebtedness, the Company shall not become a party to any agreement which by its terms restricts the Company's ability to comply with and perform its obligations under the Transaction Documents and the Notes and Warrants and the By-Laws of the Company.

         5.7      Transactions with Affiliates

         The Company will not, directly or indirectly, enter into any transaction, series of transactions or agreement (including, without limitation, the purchase, sale, distribution, lease or exchange of any property or the rendering of any service) with any affiliate of the Company, other than a wholly-owned subsidiary of the Company, unless such transaction, series of transactions or agreement: (a) involves less than $250,000 per year in the aggregate and is on terms that are no less favorable to the Company, as the case may be, than those which might be obtained at the time of such transaction from a person who is not such an affiliate; (b) the transaction is approved by a majority of the Company's board of directors pursuant to deliberations in which all of the directors have received notice in accordance with the Company's by-laws or the observer appointed pursuant to Section 5.14 received comparable notice; (c) the transaction involves short term funding of consumer receivables accounts at below-market interest cost to the Company provided, however, that this Section 5.7 shall not limit, or be applicable to, (i) contractual commitments of the Company that were entered into prior to the date hereof; (ii) employment arrangements with any individual who is an employee of the Company if such arrangements are approved by the Board of Directors of the Company; and (iii) the payment of reasonable and customary regular fees to directors who are not employees of the Company.

         5.8      Reservation of Shares

         There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock of the Company shall not be sufficient to effect the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate and stockholder action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable federal or state securities laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants.

         5.9      Private Placement Status

         Neither the Company nor any agent nor other person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Notes and the Warrants, and the issuance of Common Stock upon exercise of the Warrants, within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law, except for filings, notices or reports pursuant to state securities laws which have already been made or which are contemplated in connection with the private offering and sale of the Units.

         5.10     Regulation D Filing

         The Company will file on a timely basis a Form D "Notice of Sale of Securities Pursuant to Regulation D" and any amendments thereto required to be filed with the Securities and Exchange Commission pursuant to Regulation D under the Securities Act, and all notices, filings and registrations, and amendments to any thereof as shall be required under any state securities or "Blue Sky" law or any regulation thereunder, and will simultaneously furnish copies of such Form D or amendment thereto and each such notice, filing registration or amendment thereof to the Agent and counsel to the Purchasers on behalf of Purchasers.

         5.11     Access to Information and Documents

         Prior to each Closing, the Company shall give the Purchasers and their respective counsel, accountants and other representatives, reasonable access, during normal business hours and upon reasonable notice, to all the properties, documents, contracts, records and appropriate personnel of the Company. Prior to each Closing, the Company shall furnish the Purchasers with copies of such documents and with such information with respect to the affairs of the Company as the Purchasers may from time to time reasonably request.

         5.12     Further Assurances

         Subject to the terms and conditions of this Agreement, the parties hereto shall use best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Units pursuant to this Agreement.

         5.13     Fees

         The Company and each of the Purchasers shall bear their own legal and other expenses with respect to this transaction, except that upon each Closing, the Company shall pay (i) the reasonable fees, expenses and disbursements of Venable, Baetjer & Howard L.L.P., counsel to the Agent and the Purchasers, and the out-of-pocket expenses of the Agent in an aggregate amount not to exceed $45,000 and (ii) the Agent's commission, each as provided in the engagement letter dated February 19, 1998, between the Company and the Agent (the "Engagement Letter").

         5.14     Board Representation

         (a) The Agent has the right to nominate, on behalf of holders of the Notes, an individual to serve on the Board of Directors of the Company for a term commencing upon the last Additional Closing (the "Final Closing") and continuing for so long as any amount of the Notes remains outstanding.

         (b) The Company and Mr. Rensin shall use their best efforts to cause the election of such nominee.

         (c) Unless and until such individual is nominated, the Agent shall have the right to designate, on behalf of the holders of the Notes, an individual to attend meetings of the Board of Directors of the Company, who shall receive such notice as is received by directors prior to all meetings.

         5.15     Issuance of Convertible Debt or Debt with Warrants

         Without the consent of the holders of 25% of the outstanding principal amount of the Notes, the Company shall not issue Senior Indebtedness (as such term is defined in the Note) convertible into, or issued with warrants entitling the holder to subscribe for, Common Stock of the Company ("Equity-Related Senior Indebtedness") if either (i) the aggregate amount of Equity-Related Senior Indebtedness issued subsequent to issuance of the Notes and outstanding exceeds $25,000,000 or (ii) the aggregate amount of Common Stock potentially issuable in respect of outstanding Equity-Related Senior Indebtedness exceeds 5% of the Company's fully-diluted Common Stock. The foregoing shall not restrict the Company's issuance of debt convertible into Common Stock or issued with warrants to subscribe for Common Stock in either case on a parity with or junior to the Notes.

         5.16     Life Insurance

         As soon as practical following the Closing, the Company shall obtain key-man term insurance on the life of Joseph K. Rensin in the amount of $4,000,000 and shall maintain key-man life insurance of $4,000,000 as long as any portion of the Note is outstanding.

SECTION 6.  CONDITIONS TO PURCHASERS' OBLIGATIONS

         The Purchasers' obligation to purchase Units hereunder is subject to satisfaction of the following conditions (any of which may be waived by the Purchasers) as of the Closing:

         6.1      Delivery of Note

         The Company shall deliver to the Agent the Note, registered in the name of the Agent or their respective nominees, in the principal amount of $5,000,000 or such lesser principal amount of the Note as shall be subscribed for at the Initial Closing.

         6.2      Certificates for Warrants

         Each Purchaser shall concurrently receive the certificate(s) for the Warrants.

         6.3      Accuracy of Representations and Warranties

         The representations and warranties of the Company and Mr. Rensin in this Agreement or in any certificate or document delivered pursuant hereto or thereto shall be true and correct on and as of the Closing with the same effect as though made on and as of the Closing (after giving effect to transactions contemplated by this Agreement).

         6.4      Compliance with Agreements

         The Company shall have performed under, obtained all necessary consents and/or waivers with respect to and complied with all agreements, covenants and conditions contained in the Transaction Documents and any other document contemplated hereby or thereby which are required to be performed or complied with by the Company on or before the Closing.

         6.5      Officers' Certificates

         The Purchasers shall have received a certificate dated the Closing Date and signed by the President and Chief Executive Officer and by the Vice President - Finance of the Company, to the effect that the conditions of this
Section 6 have been satisfied.

         6.6      Proceedings

         All corporate and other proceedings in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, shall be in form and substance satisfactory to the Purchasers and their counsel, and the Purchasers shall have received all such originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

         6.7      Legality; Governmental and Other Authorization

         The purchase of and payment for the Units shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchasers and shall not subject the Purchasers to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other person with respect to the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to the Purchasers upon their reasonable request factual certificates or other evidence, in form and substance satisfactory to the Purchasers and their counsel, setting forth what is required to enable the Purchasers to establish compliance with this condition.

         6.8      Time of Purchase

         Unless extended in writing by the Company and the Agent, the Initial Closing shall not be later than 5:00 p.m., Baltimore, Maryland time, on April 2, 1998 and the final closing shall not be later than 5:00 p.m., Baltimore, Maryland time, on April 7, 1998.

         6.9      No Change in Law, etc.

         No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit or proceeding shall have been commenced before, and no decision shall have been rendered by, any court, other governmental body or arbitrator, which, in any such case, in the reasonable judgment of the Purchasers or their counsel could adversely affect, restrain, prevent or change the transactions contemplated by this Agreement (including without limitation the issuance of the Units hereunder and thereunder) or materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         6.10     Opinion of Counsel

         The Purchasers and the Agents shall have received an opinion of Piper & Marbury LLP, counsel for the Company, dated the Closing Date and addressed to the Purchasers and the Agents, which opinion shall be in form and substance reasonably satisfactory to the Agent and its counsel and in the form attached hereto as Exhibit ___.

         6.11     Other Documents and Opinions

         The Purchasers shall have received such other documents and opinions, in form and substance satisfactory to the Purchasers and their counsel, relating to matters incident to the transactions contemplated hereby as the Purchasers may reasonably request.

SECTION 7.  CONDITIONS TO COMPANY'S OBLIGATIONS

         The Company's obligation to sell and issue the Units at the Closing is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

         7.1      Payment

         Simultaneously with each Closing and as described in Section 2 hereof, the Company shall receive payment of $100,000 per Unit being purchased at such Closing by certified or official bank check(s) or wire transfer(s).

         7.2      Representations and Warranties Correct

         The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

SECTION 8.  BROKERS

         Except for certain fees payable to the Agent (all of which fees will be paid by the Company subject to the terms of the Engagement Letter), the Company represents and warrants to the Purchasers that there is no liability for (and the Company will pay and indemnify the Purchasers against) any fees or expenses (or claims therefor) of any investment banker, finder or broker retained by the Company or its affiliates (or that claims it was retained by the Company or its affiliates) in connection with this Agreement or sale of the Units. The Company will indemnify the Purchasers against all such fees or expenses payable to the enumerated persons in the preceding sentence and against any other such fees, expenses or claims of any person, unless such person was engaged by the Purchasers in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 9.  BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         (a) The representations and warranties (as of the date hereof and as of the Closing), covenants and agreements of the Company and Joseph K. Rensin and of the Purchasers contained in this Agreement or in any document or certificate delivered pursuant hereto or in connection herewith shall survive, and shall continue in effect following (i) the execution and delivery of this Agreement,
(ii) the closings hereunder and thereunder, (iii) any investigation at any time made by the Purchasers or on their behalf or by any other person, and (iv) the issuance, sale and delivery of the Units, any disposition thereof and any payment, conversion or cancellation of the Units except, that Sections 3 and 5 shall terminate upon the earlier of an initial public offering of the Company or a Change-In-Control of the Company, provided the Notes are repaid at the time of such transactions, or three years from the initial closing hereunder. All statements contained in any certificate delivered to the Purchasers by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

         (b) The Company agrees to indemnify and hold the Purchasers harmless from and against, and will pay to the Purchasers the full amount of, any loss, damage, liability or expense (including amounts paid in settlement and reasonable attorneys' fees and expenses) incurred by the Purchaser resulting directly or indirectly from any material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or any certificate delivered to the Purchasers pursuant hereto or in connection herewith; provided that the Company shall only be required to indemnify the Purchasers for attorneys' fees of one counsel to the Purchasers and provided, further, that in no event shall the Company be liable for any amount in excess of the proceeds received by the Company from the sale of the Units.

SECTION 10.SPECIFIC PERFORMANCE

         The parties (other than any parties that are (i) agencies, instrumentalities or entities affiliated with any state government or (ii) a government sponsored retirement system) agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.

SECTION 11. EXPENSES

         a) Whether or not the transactions herein contemplated are consummated, the Company will pay (i) the costs and expenses of the preparation and production of the Memorandum, the issuance of the Units and the furnishing of all opinions by counsel for the Company, (ii) upon the Initial Closing, the fees and expenses of Venable Baetjer & Howard L.L.P. in connection with this Agreement and the transactions contemplated hereby, as provided in the Engagement Letter and, when combined with the out-of-pocket expenses of the Agent referred to in subsection (iii) below, not to exceed an aggregate amount of $45,000 without the Company's prior consent, and (iii) subject to the Engagement Letter, the fees and out-of-pocket expenses of the Agent.

         (b) The obligations of the Company under this Section 11 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 12.    AMENDMENTS AND WAIVERS

         (a) The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of the holders of a majority of the outstanding Units. Each Purchaser acknowledges that by operation hereof, the holders of a majority of the outstanding Units (which may not include such Purchaser) will have the right and power to diminish or eliminate certain rights of such Purchaser under this Agreement.

         (b) The Company agrees that it will make reasonable efforts to notify all holders of Units in advance of any proposed amendment, waiver, modification or termination, but failure to give such notice shall not in any way affect the validity of any such amendment, waiver, modification or termination. In addition, promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment, waiver, modification or termination which has been adopted to all holders of Units then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.

SECTION 13.  EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED
             SHARES; REPLACEMENT

         (a) At any time at the request of any holder of Warrants to the Company at its address provided under Section 14 hereof, the Company at its expense (except for any transfer tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor a new certificate or certificates therefor in such amount or amounts as such holder may request in the aggregate representing the number of Warrants represented by such surrendered certificates, and registered in the name of such holder or otherwise as such holder may direct.

         (b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender of such Warrant certificate (which surrendered Share certificate shall be canceled by the Company), the Company will issue a new Warrant certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.

SECTION 14.    NOTICES

         All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), if to the Company at the address indicated below, or if to a Purchaser at the address indicated on Exhibit A hereto, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

                  (a)      If to the Company:

                           Creditrust Corporation
                           7000 Security Boulevard
                           Baltimore, Maryland 21244
                           Attention: Mr. Joseph K. Rensin, President and Chief Executive Officer
                           FAX:  410-594-9621

                           with a copy to:

                           Henry D. Kahn,  Esquire
                           Piper & Marbury LLP
                           36 South Charles Street
                           Baltimore, Maryland 21201
                           FAX:  410-576-5051

                  (b)      If to the Purchaser, at the address
                           of the Purchaser set forth on Exhibit A.

                           Mr. Steven L. Shea
                           Ferris, Baker Watts, Incorporated
                           100 Light Street
                           8th Floor
                           Baltimore, MD  21202
                           Fax:  410 659-4632

                           Mr. Gregory Berlacher
                           Boenning & Scattergood, Inc.

                           500 North Gulph Road,
                           Suite 110
                           King of Prussia, Pennsylvania  19406
                           FAX:  610-783-4780

                           with a copy to:

                           Ariel Vannier, Esq.
                           Venable, Baetjer & Howard L.L.P.
                           2 Hopkins Plaza
                           Baltimore, Maryland 21201
                           FAX:  410-244-7742

SECTION 15.   MISCELLANEOUS

         (a) This Agreement (including all schedules and exhibits hereto) and the Transaction Documents, together with any further agreements entered into by the Purchasers and the Company at the Closing hereunder, contain the entire agreement between the Purchasers and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings regarding the subject matter hereof.

         (b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties (other than any parties that are (i) agencies, instrumentalities or entities affiliated with any state government or (ii) a government sponsored retirement system) hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

         (c) Unless otherwise expressly provided herein, any provision of this Agreement relating to the consent, determination, decision or waiver of a holder or holders of Units means such holder's consent, determination, decision or waiver in such holder's sole discretion.

         (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not.

         (e) In addition to any assignment by operation of law, a Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any permitted transferee of any or all of its Units, except as provided under the terms of the Registration Rights Agreement, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Units held by such Purchaser.

         (f) No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (g) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

         (h) The Company hereby agrees that the Agent may rely upon the Company's representations and warranties made to the Purchasers in Section 3 hereof as if such representations and warranties were made directly to the Agent.

         (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Each of the parties (other than any parties that are (i) agencies, instrumentalities or entities affiliated with any state government or (ii) a government sponsored retirement system) hereby irrevocably submits to the jurisdiction of the state courts of the State of Maryland or any Federal court sitting in the State of Maryland for purposes of any controversy, claim or dispute arising out of or related to this Agreement.

         (j) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart. The authentic signature of any party received by facsimile transmission shall constitute a valid and binding signature of such party.

     IN WITNESS WHEREOF, the parties have executed this Senior Subordinated Note and Common Stock Warrant Purchase Agreement as of the date first written above.


                                      CREDITRUST CORPORATION


                                      By: /s/ Joseph K. Rensin
                                         ------------------------------------
                                         Name: Joseph K. Rensin
                                         Title:



                                      BOENNING & SCATTERGOOD, INC.


                                      By: /s/ Gregory J. Berlacher
                                         ------------------------------------
                                         Name: Gregory J. Berlacher
                                         Title:



                                      FERRIS, BAKER WATTS,
                                      INCORPORATED


                                      By: /s/ Steven L. Shea
                                         ------------------------------------
                                         Name: Steven L. Shea
                                         Title:


                                      INVESTOR:

                                      Name:
                                           ----------------------------------

                                      By:
                                         ------------------------------------

                                      Title:
                                            ---------------------------------

                                    EXHIBIT A

                                       to

                               Purchase Agreement

                                      with

                             Creditrust Corporation

                              Dated April __, 1998




                                  Number of Units                   Purchase
Name of Purchaser                    Purchased                       Price


